Exhibit 12

GTE Florida Incorporated and Subsidiaries

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)



                                                                    Three Months   Three Months
                                                                       Ended          Ended
                                                                     March 31,       March 31,
                                                                        1998          1998(a)
                                                                    ------------   ------------
Net earnings available for fixed charges:
  Income before extraordinary charge                                $     21,235   $     21,235
  Add - Income taxes                                                      12,948         12,948
        - Fixed charges                                                   41,804         23,273
                                                                    ------------   ------------
Adjusted earnings                                                   $     75,987   $     57,456
                                                                    ============   ============
Fixed charges:
  Interest expense                                                  $     38,330   $     19,799
  Portion of rent expense representing interest                            3,474          3,474
                                                                    ------------   ------------

Adjusted fixed charges                                              $     41,804   $     23,273
                                                                    ============   ============

RATIO OF EARNINGS TO FIXED CHARGES                                          1.82           2.47


(a) Excludes $18.5 million of interest expense associated with commercial paper issued by the Company's wholly-owned subsidiary, GTE Funding Incorporated (GTE Funding), on behalf of GTE's other domestic telephone operating subsidiaries. This interest is approximately equal to the interest income received by the Company on affiliate notes between GTE Funding and such domestic telephone operating subsidiaries. GTE Funding provides short-term financing and investment vehicles and cash management services for the Company and six other of GTE's domestic telephone operating subsidiaries.